Exhibit 99.1

A. Schulman Reports Strong Fiscal 2018 First Quarter Results

•	Net sales increased 12% in the first quarter compared with prior year period

•	Segment gross margin and adjusted operating margin both improved sequentially from fourth quarter levels

•	Strong cash generation in the quarter with total debt reduction of $25 million, compared with
$28 million for full fiscal 2017

•	Company reiterates fiscal 2018 earnings guidance of $2.00 to $2.20 per diluted share on an adjusted basis; mid-point represents a 20% increase versus prior year

AKRON, Ohio, Jan. 8, 2018 (GLOBE NEWSWIRE) -- A. Schulman, Inc. (Nasdaq: SHLM) today announced its financial results for the fiscal 2018 first quarter for the period ended November 30, 2017. The Company reported quarterly net income of $12.8 million, or $0.43 per diluted share. On an adjusted basis, net income for the first quarter of fiscal 2018 was $16.2 million, or $0.55 per diluted share. Last year the Company reported first quarter net income of $1.1 million, or $0.04 per diluted share, and on an adjusted basis, the prior year net income of $14.4 million, or $0.49 per diluted share.

In the 2018 first quarter, consolidated net sales were $674.6 million, an increase of 12.4% percent from last year’s first-quarter sales of $600 million. Operating income was $32.6 million, and on an adjusted basis, was $36.8 million compared with $19.1 million and $35 million, respectively, for fiscal 2017.

“Our first quarter results show a positive shift in momentum at A. Schulman as we continue building on our fiscal 2017 reset actions,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “Despite the challenge of hurricane Harvey, our underlying revenue growth of approximately 9%, excluding foreign currency translation, was the strongest in many quarters, and our volume momentum shifted to growth for the first comparable period since the third quarter of fiscal 2016. Our cash flow is off to a strong start, with $25 million of total debt reduction in the first quarter alone, which is well ahead of the fiscal 2017 pace.”

Gingo continued, “Our businesses in both Asia-Pacific and Latin America delivered an even more robust performance with accelerated volume and sales growth from the fourth quarter. Volume, sales and profit growth in Engineered Composites continues into the first quarter from the prior year, assisted by improved oil field services, maintaining our above-market growth in this important business. Our EMEA segment experienced a shift to volume growth for the first time since mid-2015, and we are cautiously optimistic about the health of our key markets in the region. Finally, in USCAN, we believe our underlying business is on track for gradual recovery, despite hurricane Harvey’s approximately $1.5 million impact on the quarter’s operating income. Although our industry continues to be challenged with raw material inflation, our aggressive pricing initiatives led to four out of our five operating segments posting operating profit gains in the quarter. We believe we are on track to regain desired margins over time.”

Working Capital/Cash Flow
Cash provided from operations was $25.5 million in the first quarter. Working capital days were 43 at the end of the first quarter compared with 45 days at the end of fiscal 2017. Cash flow was used to reduce total debt by $25 million, to a net leverage ratio of 4.04x. Since the acquisition of Citadel in June 2015, the Company has paid down approximately $225 million of debt.

Capital expenditures for the first quarter of fiscal 2018 were $5.4 million. Additionally, the Company declared and paid quarterly cash dividends to common shareholders of $6.2 million, or $0.205 per common share, and also paid dividends of $1.9 million to holders of the convertible special stock.

Business Outlook
The Company maintains its fiscal 2018 outlook, and anticipates adjusted earnings before interest, tax, depreciation and amortization (“adjusted EBITDA”) for the year to be in the range of $220 million to 230 million. Fiscal 2018 adjusted earnings per share (“adjusted EPS”) are expected to be between $2.00 and $2.20 per diluted share. The mid-point of the EPS estimate represents a 20% increase on a year-over-year basis. Please refer to the reconciliation of GAAP and Non-GAAP financial measures for the types of items excluded from the Company's business outlook.

“Fiscal 2017 was a reset year for A. Schulman; however, we anticipate that 2018 will be a recovery year. We see many opportunities to leverage the fundamental changes we made throughout the Company during the last fiscal year. Our overarching goal is to return A. Schulman once again to the higher, sustained levels of growth and profitability that our shareholders had grown to expect from our Company,” commented Gingo.

Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2018 first quarter earnings can be accessed at 10:00 a.m. Eastern Time on January 9, 2018, on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.

Investor Presentation Materials
Senior executives may participate in meetings with analysts and investors throughout the fiscal year. The Company has posted presentation materials, portions of which may be used during such meetings, in the Investors section of its website at www.aschulman.com. The materials will remain on the website as long as they are in use.

About A. Schulman
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds, composites and resins headquartered in Akron, Ohio. Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements. The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others. The Company employs approximately 5,100 people and has 54 manufacturing facilities globally. A. Schulman reported net sales of approximately $2.5 billion for the fiscal year ended August 31, 2017. Additional information about A. Schulman can be found at www.aschulman.com.

Use of Non-GAAP Financial Measures
This release includes certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include segment gross profit, SG&A expenses excluding certain items, segment operating income, operating income before certain items, net income excluding certain items, net income per diluted share excluding certain items and adjusted EBITDA, as discussed further in the Reconciliation of GAAP and Non-GAAP Financial Measures below. These non-GAAP financial measures are considered relevant to aid analysis and understanding of the Company’s results and business trends.
The Company uses segment gross profit, SG&A expenses excluding certain items, segment operating income, operating income before certain items, net income excluding certain items, net income per diluted share excluding certain items and adjusted EBITDA to assess performance and allocate resources because the Company believes that these measures are useful to investors and management in understanding current profitability levels that may serve as a basis for evaluating future performance and facilitating comparability of results. In addition, operating income before certain items and segment operating income before certain items are important to management as all are a component of the Company’s annual and long-term employee incentive plans. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures, and tables included in this release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure. The most directly comparable GAAP financial measures for these purposes are gross profit, SG&A expenses, operating income, net income and net income per diluted share. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

While the Company believes that these non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.

Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets or countries where the Company has operations;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in areas where the Company operates;

•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•
effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and the integration thereof, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•
uncertainties and unanticipated developments regarding contingencies, such as pending and future litigation and other claims, including developments that would require increases in our costs and/or reserves for such contingencies;

•	the performance of the global automotive market as well as other markets served;

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products;

•	operating problems with our information systems as a result of system security failures such as viruses, cyber-attacks or other causes;

•	our current debt position could adversely affect our financial health and prevent us from fulfilling our financial obligations; and

•
failure of counterparties to perform under the terms and conditions of contractual arrangements, including suppliers, customers, buyers and sellers of a business and other third parties with which the Company contracts.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2017. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

# # #
SHLM_ALL

Contact
Jennifer K. Beeman
Vice President, Corporate Communications & Investor Relations
A. Schulman, Inc.
3637 Ridgewood Road
Fairlawn, Ohio 44333
Tel: 330-668-7346
Email: Jennifer.Beeman@aschulman.com
www.aschulman.com

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended November 30,
	2017	2016
	(In thousands, except per share data)
Net sales	$674,623	$600,000
Cost of sales	569,539	498,985
Selling, general and administrative expenses	75,127	72,374
Restructuring expense	467	9,544
(Gain) loss on sale of assets	(3,077)	—
Operating income (loss)	32,567	19,097
Interest expense	13,441	13,164
Foreign currency transaction (gains) losses	787	562
Other (income) expense, net	(898)	(1,132)
Income (loss) before taxes	19,237	6,503
Provision (benefit) for U.S. and foreign income taxes	4,157	3,319
Net income (loss)	15,080	3,184
Noncontrolling interests	(365)	(241)
Net income (loss) attributable to A. Schulman, Inc.	14,715	2,943
Convertible special stock dividends	1,875	1,875
Net income (loss) available to A. Schulman, Inc. common stockholders	$12,840	$1,068

Weighted-average number of shares outstanding:
Basic	29,459	29,363
Diluted	29,643	29,477

Net income (loss) per common share available to A. Schulman, Inc. common stockholders
Basic	$0.44	$0.04
Diluted	$0.43	$0.04

Cash dividends per common share	$0.205	$0.205
Cash dividends per share of convertible special stock	$15.00	$15.00

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	November 30, 2017	August 31, 2017
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$47,669	$53,251
Restricted cash	468	768
Accounts receivable, less allowance for doubtful accounts of $10,053 at November 30, 2017 and $11,171 at August 31, 2017	430,070	408,439
Inventories	327,783	276,459
Prepaid expenses and other current assets	38,587	36,712
Assets held for sale	2,677	5,676
Total current assets	847,254	781,305
Property, plant, and equipment, less accumulated depreciation of $454,841 at November 30, 2017 and $444,481 at August 31, 2017	293,185	298,703
Deferred charges and other noncurrent assets	77,126	77,847
Goodwill	263,615	263,735
Intangible assets, net	324,845	332,190
Total assets	$1,806,025	$1,753,780
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$375,286	$318,820
U.S. and foreign income taxes payable	4,585	4,900
Accrued payroll, taxes and related benefits	53,351	46,951
Other accrued liabilities	68,142	61,761
Short-term debt	26,094	32,013
Total current liabilities	527,458	464,445
Long-term debt	865,781	885,178
Pension plans	136,545	135,691
Deferred income taxes	36,719	37,699
Other long-term liabilities	23,672	23,735
Total liabilities	1,590,175	1,546,748
Commitments and contingencies
Stockholders’ equity:
Convertible special stock, no par value	120,289	120,289
Common stock, $1 par value, authorized - 75,000 shares, issued - 48,561 shares at November 30, 2017 and 48,529 shares at August 31, 2017	48,561	48,529
Additional paid-in capital	279,262	279,207
Accumulated other comprehensive income (loss)	(87,170)	(88,523)
Retained earnings	227,361	220,357
Treasury stock, at cost, 19,061 shares at November 30, 2017 and 19,063 shares at August 31, 2017	(382,807)	(382,841)
Total A. Schulman, Inc.’s stockholders’ equity	205,496	197,018
Noncontrolling interests	10,354	10,014
Total equity	215,850	207,032
Total liabilities and equity	$1,806,025	$1,753,780

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended November 30,
	2017	2016
	(In thousands)
Operating activities:
Net income	$15,080	$3,184
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation	10,461	11,172
Amortization	8,718	8,817
Deferred tax provision (benefit)	(829)	(2,429)
Pension, postretirement benefits and other compensation	2,280	1,893
(Gain) loss on sale of assets	(3,077)	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(21,537)	(12,947)
Inventories	(51,271)	(21,639)
Accounts payable	55,445	16,404
Income taxes	(564)	(2,723)
Accrued payroll and other accrued liabilities	12,918	27,623
Other assets and long-term liabilities	(2,106)	(3,046)
Net cash provided from (used in) operating activities	25,518	26,309
Investing activities
Expenditures for property, plant and equipment	(5,448)	(12,972)
Proceeds from the sale of assets	6,192	375
Distributions from equity investees	125	125
Net cash provided from (used in) investing activities	869	(12,472)
Financing activities:
Cash dividends paid to special stockholders	(1,875)	(1,875)
Cash dividends paid to common stockholders	(6,163)	(6,060)
Increase (decrease) in short-term debt	(7,242)	14,546
Borrowings on long-term debt	151,289	133,985
Repayments on long-term debt including current portion	(169,760)	(149,301)
Noncontrolling interests' distributions	(30)	—
Issuances of stock, common and treasury	58	51
Redemptions of common stock	(996)	(229)
Net cash provided from (used in) financing activities	(34,719)	(8,883)
Effect of exchange rate changes on cash	2,450	(816)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(5,882)	4,138
Cash, cash equivalents, and restricted cash at beginning of period	54,019	43,403
Cash, cash equivalents, and restricted cash at end of period	$48,137	$47,541

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
Unaudited

Three months ended November 30, 2017	Cost of Sales	Gross Margin	SG&A	Restructuring Expense	Operating Income	Non Operating (Income) Expense	Income Tax Expense (Benefit)	Net Income Available to ASI Common Stockholders	Diluted EPS
29,643	(In thousands, except for %'s and per share data)
As reported	$569,539	15.6%	$75,127	$467	$32,567	$13,330	$4,157	$12,840	$0.43
Certain items:
Accelerated depreciation (1)	—		(178)	—	178	—	53	125	—
Restructuring and related costs (3)	(83)		(3,821)	(467)	4,371	(337)	1,744	2,964	0.10
Lucent costs (4)	—		(2,776)	—	2,776	—	1,048	1,728	0.06
Tax (benefits) charges (7)	—		—	—	—	—	(468)	468	0.02
(Gain) loss on asset sale (9)	—		—	—	(3,077)	—	(1,163)	(1,914)	(0.06)
Total certain items	(83)	—%	(6,775)	(467)	4,248	(337)	1,214	3,371	0.12
As Adjusted	$569,456	15.6%	$68,352	$—	$36,815	$12,993	$5,371	$16,211	$0.55

Percentage of Revenue			10.1%		5.5%			2.4%

Effective Tax Rate							22.5%

Three months ended November 30, 2016	Cost of Sales	Gross Margin	SG&A	Restructuring Expense	Operating Income	Non Operating (Income) Expense	Income Tax Expense (Benefit)	Net Income Available to ASI Common Stockholders	Diluted EPS
29,477	(In thousands, except for %'s and per share data)
As reported	$498,985	16.8%	$72,374	$9,544	$19,097	$12,594	$3,319	$1,068	$0.04
Certain items:
Asset impairment (8)	—		(678)	—	678	—	183	495	0.02
Accelerated depreciation (1)	(355)		(1)	—	356	—	96	260	0.01
Costs related to acquisitions and integrations (2)	(57)		(548)	—	605	—	163	442	0.01
Restructuring and related costs (3)	(173)		(3,556)	(9,544)	13,273	—	3,584	9,689	0.33
Lucent costs (4)	(85)		(724)	—	809	—	218	591	0.02
CEO transition costs (5)	—		(189)	—	189	—	51	138	—
Accelerated amortization of debt issuance costs (6)	—		—	—	—	(205)	55	150	0.01
Tax (benefits) charges (7)	—		—	—	—	—	(1,562)	1,562	0.05
Total certain items	(670)	0.1%	(5,696)	(9,544)	15,910	(205)	2,788	13,327	0.45
As Adjusted	$498,315	16.9%	$66,678	$—	$35,007	$12,389	$6,107	$14,395	$0.49

Percentage of Revenue			11.1%		5.8%		—	2.4%

Effective Tax Rate							27.0%

1 - Accelerated depreciation for the period ended November 30, 2017 represents costs incurred in LATAM for ERP implementation. Accelerated depreciation for the period ended November 30, 2016 was related to restructuring plans in the Company's USCAN and EMEA segments.
2 - Costs related to acquisitions and integrations primarily include third party professional, legal, IT and other expenses associated with successful and unsuccessful full or partial acquisition and divestiture/dissolution transactions, as well as certain employee-related expenses such as travel, one-time bonuses and post-acquisition severance separate from a formal restructuring plan.
3 - Restructuring and related costs include items such as employee severance charges, lease termination charges, curtailment gains/losses, other employee termination costs, professional fees related to the reorganization of the Company’s legal entity structure, facility operations and compliance with new legislation, and costs associated with new software implementation that are not eligible for capitalization. Refer to Note 12 in the Company's Quarterly Report on Form 10-Q for further discussion.
4 - Lucent costs for the period ended November 30, 2017 primarily represent legal and investigation costs related to resolving the Lucent matter. Lucent costs for the period ended November 30, 2016 represent legal and investigation costs related to resolving the Lucent matter and product manufacturing costs for reworking existing Lucent inventory.
5 - CEO transition costs represent charges for deferred compensation granted to Bernard Rzepka.
6 - Write off of debt issuance costs are related to prepayments of $56.0 million on Term Loan B during the first quarter of fiscal 2017.
7 - Tax (benefits) charges represent the Company's quarterly non-GAAP tax based on the overall estimated annual non-GAAP effective tax rates.
8 - Asset impairment relates to the discontinuation of information technology assets in the USCAN segment and cash settlement of a commitment to a local government.
9 - Gain related to sale of assets that had previously been classified as held for sale.

A. SCHULMAN, INC.
ADJUSTED EBITDA RECONCILIATION
(Unaudited)

	Three months ended November 30,
	2017	2016
	(In thousands)

Net income available to A. Schulman, Inc. common stockholders	$12,840	$1,068
Interest expense	13,441	13,164
Provision for U.S. and foreign income taxes	4,157	3,319
Depreciation and amortization	19,179	19,989
Noncontrolling interests	365	241
Convertible special stock dividends	1,875	1,875
Other (1)	(111)	(570)
EBITDA, as calculated	$51,746	$39,086
Non-GAAP Adjustments (2)	4,069	15,554
EBITDA, as adjusted	$55,815	$54,640

(1) - Other includes Foreign currency transaction (gains) losses and Other (income) expense, net.

(2) - For details on Non-GAAP adjustments, refer to "Reconciliation of GAAP and Non-GAAP Financial Measures", items (2) - (9). Accelerated depreciation on the "Reconciliation of GAAP and Non-GAAP Financial Measures" has been excluded as it is already included in Depreciation and Amortization above.

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION
(Unaudited)

	Net Sales
	Three months ended November 30,
EMEA	2017	2016	$ Change	% Change
	(In thousands, except for %'s)
Custom Concentrates and Services	$192,218	$158,035	$34,183	21.6%
Performance Materials	155,201	138,037	17,164	12.4%
Total EMEA	$347,419	$296,072	$51,347	17.3%

	Net Sales
	Three months ended November 30,
USCAN	2017	2016	$ Change	% Change
	(In thousands, except for %'s)
Custom Concentrates and Services	$66,886	$62,926	$3,960	6.3%
Performance Materials	92,350	93,492	(1,142)	(1.2)%
Total USCAN	$159,236	$156,418	$2,818	1.8%

	Net Sales
	Three months ended November 30,
LATAM	2017	2016	$ Change	% Change
	(In thousands, except for %'s)
Custom Concentrates and Services	$34,105	$29,969	$4,136	13.8%
Performance Materials	14,308	12,247	2,061	16.8%
Total LATAM	$48,413	$42,216	$6,197	14.7%

	Net Sales
	Three months ended November 30,
APAC	2017	2016	$ Change	% Change
	(In thousands, except for %'s)
Custom Concentrates and Services	$27,992	$24,991	$3,001	12.0%
Performance Materials	32,172	25,746	6,426	25.0%
Total APAC	$60,164	$50,737	$9,427	18.6%

	Net Sales
	Three months ended November 30,
Consolidated	2017	2016	$ Change	% Change
	(In thousands, except for %'s)
Engineered Composites	$59,391	$54,557	$4,834	8.9%
Custom Concentrates and Services	321,201	275,921	45,280	16.4%
Performance Materials	294,031	269,522	24,509	9.1%
Total Consolidated	$674,623	$600,000	$74,623	12.4%

	Segment Gross Profit
	Three months ended November 30,
	2017	2016	$ Change	% Change
	(In thousands, except for %'s)
EMEA	$46,445	$44,658	$1,787	4.0%
USCAN	24,628	24,516	112	0.5%
LATAM	10,203	9,417	786	8.3%
APAC	9,911	9,126	785	8.6%
EC	13,980	13,968	12	0.1%
Total segment gross profit	$105,167	$101,685	$3,482	3.4%
Accelerated depreciation and restructuring related costs	(83)	(528)	445	(84.3)%
Costs related to acquisitions and integrations	—	(57)	57	—%
Lucent costs (1)	—	(85)	85	—%
Total gross profit	$105,084	$101,015	$4,069	4.0%

 (1)Refer to Note 13, Contingencies and Claims, for additional discussion on this matter. Lucent costs in cost of sales include additional product and manufacturing operational costs for reworking inventory.